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                           Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                                                 Registration No. 333-11313


PROSPECTUS SUPPLEMENT
(To Prospectuses dated April 28, 1992, November 20, 1992 and August 30, 1996)



                                3,700,000 SHARES

                            NABORS INDUSTRIES, INC.

                     COMMON STOCK, PAR VALUE $.10 PER SHARE


        This Prospectus Supplement supplements the Prospectuses, dated April 28, 1992, November 20, 1992 and August 30, 1996 (the "Prospectuses"), of Nabors Industries, Inc. (the "Company") relating to an aggregate of 15,190,000 shares of Common Stock, $.10 par value per share (the "Common Stock"), of the Company which are held by persons who may be deemed to be affiliates of the Company and which may be offered for sale from time by them (the "Selling Stockholders"). This Prospectus Supplement should be read in conjunction with the Prospectuses and is qualified by reference to the Prospectuses except to the extent that the information contained herein supersedes the information contained in the Prospectuses.

        On July 22, 1997 Eugene M. Isenberg, Anthony G. Petrello and Richard Stratton sold 2,116,000 shares, 1,171,500 shares and 412,500 shares of Common Stock, respectively, for a purchase price of $29.55 per share to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). Merrill Lynch may resell the securities from time to time to purchasers directly in negotiated transactions at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In connection with the sale of any shares of Common Stock hereby, Merrill Lynch may be deemed to have received compensation equal to the difference between the amount received by Merrill Lynch upon the sale of such Common Stock and $29.55. The Company has agreed to indemnify Merrill Lynch against certain liabilities, including liabilities under the Securities Act.

        The last reported sales price of a share of Common Stock on the American Stock Exchange on July 21, 1997 was $30.00.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 22, 1997.